Exhibit 99.5

Risk factors

Before investing in the notes, you should carefully consider the risks described below in addition to the other information discussed in this report. Additional risks and uncertainties not currently known to us or that we currently consider to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occur, we could be materially adversely affected. In such case, you may lose all or a part of your investment.

Risks relating to our business

Changes in federal, state and local reimbursement policies could adversely affect our revenues and profitability.

We derive virtually all of our revenues from federal, state and local government agencies, including state Medicaid programs. Our revenues therefore are impacted by the size of the governmental appropriations for the services we provide. Budgetary pressures, as well as economic, industry, political and other factors, could influence governments not to increase and in some cases, to decrease appropriations for these services, which could reduce our revenues materially. In fact, in connection with Medicaid, a Medicaid commission has been established to advise the Secretary of the Department of Health and Human Services on, among other things, ways to achieve $10 billion in Medicaid savings over five years. Many state governments also continue to experience shortfalls in their Medicaid budgets despite cost containment efforts. Future federal or state initiatives could institute managed care programs for individuals we serve or otherwise make material changes to the Medicaid program as it now exists. Future revenues may be affected by changes in rate-setting structures, methodologies or interpretations that may be proposed or are under consideration in states where we operate. Furthermore, federal, state and local government agencies generally condition their contracts with us upon a sufficient budgetary appropriation. If a government agency does not receive an appropriation sufficient to cover its contractual obligations with us, it may terminate a contract or defer or reduce our reimbursement. Additionally, there is risk that previously appropriated funds could be reduced through subsequent legislation. The loss or reduction of reimbursement under our contracts could have a material adverse effect on our business, financial condition and operating results. See “Business—Government regulation and reimbursement” in Exhibit 99.2 to this report.

Our revenues and operating profitability depend on our reimbursement rates.

Our revenues and operating profitability depend on our ability to maintain our existing reimbursement levels, to obtain periodic increases in reimbursement rates to meet higher costs and demand for more services, and to receive timely payment. If we do not receive or cannot negotiate increases in reimbursement rates at approximately the same time as our costs of providing services increase, our revenues and profitability could be adversely affected. See “Business—Government regulation and reimbursement” in Exhibit 99.2 to this report.

Labor shortages could reduce our margins and profitability and adversely affect the quality of our care.

Our cost structure and ultimate operating profitability are directly related to our labor costs. Labor costs may be adversely affected by a variety of factors, including limited availability of qualified personnel in each geographic area, local competitive forces, the ineffective utilization of our labor force, changes in minimum wages or other direct personnel costs, strikes or work stoppages by employees represented by labor unions, and changes in client services models, such as the trends toward supported living and managed care. The difficulty experienced in hiring direct service staff and nursing staff in certain markets from time to time has resulted in higher labor costs in some of our operating units. These higher labor costs are associated with increased overtime, recruitment and retention, training programs, and use of temporary staffing personnel and outside clinical consultants.

We face substantial competition in attracting and retaining experienced personnel, and we may be unable to grow our business if we cannot attract and retain qualified employees.

Our success depends to a significant degree on our ability to attract and retain highly qualified and experienced social service professionals who possess the skills and experience necessary to deliver high quality services to our clients. These employees are in great demand and are likely to remain a limited resource for the foreseeable future. Contractual requirements and client needs determine the number, education and experience levels of social service professionals we hire. Our ability to attract and retain employees with the requisite experience and skills depends on several factors including, but not limited to, our ability to offer competitive wages, benefits and professional growth opportunities. The inability to attract and retain experienced personnel could have a material adverse effect on our business.

We may not realize the anticipated benefit of any future acquisitions and we may experience difficulties in integrating these acquisitions.

As part of our growth strategy, we intend to make selective acquisitions. Growing our business through acquisitions involves risks because with any acquisition there is the possibility that:

•	we may be unable to maintain and renew the contracts of the acquired business;

•	unforeseen difficulties may arise when integrating the acquired operations, including information systems and accounting controls;

•	operating efficiencies, synergies, economies of scale and cost reductions may not be achieved as expected;

•	the business we acquire may not continue to generate income at the same historical levels on which we based our acquisition decision;

•	management may be distracted from overseeing existing operations by the need to integrate the acquired business;

•	we may acquire or assume unexpected liabilities or there may be other unanticipated costs;

•	we may fail to retain and assimilate key employees of the acquired business;

•	we may finance the acquisition by additional debt and may become highly leveraged; and

•	the culture of the acquired business may not match well with our culture.

As a result of these risks, there can be no assurance that any future acquisition will be successful or that it will not have a material adverse effect on our business, financial condition and results of operations.

Our insurance coverage and self-insurance reserves may not cover future claims.

Changes in the market for insurance, particularly for professional and general liability coverage, may affect our ability to obtain insurance coverage at reasonable rates. Changes in our annual insurance costs and self-insured retention limits depend in large part on the insurance market. The professional and general liability coverage provides for a $1 million deductible per occurrence for policy year commencing July 1, 2005, and claims limits of $5 million per occurrence up to a $6 million annual aggregate limit. The automobile coverage provides for a $1 million deductible per occurrence and claims limits of $5 million per occurrence up to a $5 million aggregate limit. In addition, excess liability limits of $15 million have been purchased effective July 1, 2005, to bring the total liability coverage limits to $20 million. The excess liability policy covers the general and professional liability program, as well as the automobile liability program. Our workers’ compensation coverage provides for a $1 million deductible per occurrence, and claims up to statutory limits. The property coverage provides for an aggregate limit of $100 million, with varying deductibles and sub-limits depending on the type of loss. We utilize historical data to estimate our reserves for our insurance programs. If losses on asserted claims exceed the current insurance coverage and accrued reserves, our business, results of operations, financial condition and ability to meet obligations under our indebtedness could be adversely affected.

Our industry is subject to substantial governmental regulation and if we fail to comply with those regulations, we could suffer penalties or be required to make significant changes to our operations.

The health care industry, including our company, is required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•	licensure and certification;

•	adequacy and quality of health care services;

•	qualifications of health care and support personnel;

•	confidentiality, maintenance and security issues associated with medical records and claims processing;

•	relationships with referral sources;

•	operating policies and procedures;

•	addition of facilities and services; and

•	billing for services.

Many of these laws and regulations are expansive, and we do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses.

If we fail to comply with applicable laws and regulations, we could be subjected to liabilities, including criminal penalties, civil penalties (including the loss of our licenses to operate one or more of our facilities) and exclusion of one or more of our facilities from participation in the Medicare, Medicaid and other federal and state health care programs.

Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of health care companies. These investigations relate to a wide variety of topics, including:

•	billing practices;

•	quality of care;

•	financial relationships with referral sources; and

•	medical necessity of services provided.

Like other participants in the health care industry, we receive requests for information from government agencies in connection with the regulatory or investigational authority. Moreover, health care providers are also subject to “qui tam” whistleblower lawsuits and false claims provisions at both the state and federal level. See “Business—Government regulation and reimbursement“ in Exhibit 99.2 to this report.

We are required to comply with laws governing the transmission of privacy of health information.

The Health Insurance Portability and Accountability Act of 1996 (HIPAA) requires us to comply with standards for the exchange of health information within our company and with third parties, such as payors, business associates and patients. These include standards for common health care transactions, such as:

•	claims information, plan eligibility, payment information and the use of electronic signatures;

•	unique identifiers for providers, employers, health plans and individuals; and

•	security, privacy and enforcement.

The Department of Health and Human Services has released final rules to implement a number of these requirements, and several HIPAA initiatives have become effective, including privacy protections, transaction standards and security standards. If we fail to comply with these standards, we could be subject to criminal penalties and civil sanctions. See “Business—Government regulation and reimbursement” in Exhibit 99.2 to this report.

Increases in regulatory oversight can result in higher operating costs.

In many cases, although we are operating in compliance with established laws and regulations, state regulatory agencies have broad powers to mandate the types and levels of services we provide to individuals without providing appropriate funding. We are currently experiencing this unfunded, increased regulatory oversight in the District of Columbia and are working with the District agencies to address any issues. This increased regulatory oversight has resulted in higher operating costs, including labor, consulting and maintenance expenditures.

Our operations may subject us to substantial litigation.

Our management of residential, training, educational and support programs for our clients exposes us to potential claims or litigation by our clients or other individuals for wrongful death, personal injury or other damages resulting from contact with our facilities, programs, personnel or other clients. Regulatory agencies may initiate administrative proceedings alleging violations of statutes and regulations arising from our programs and facilities and seeking to impose monetary penalties on us. We could be required to pay substantial amounts of money to respond to regulatory investigations or, if we do not prevail, in damages or penalties arising from these legal proceedings and some awards of damages or penalties may not be covered by any insurance. If our third-party insurance coverage and self-insurance reserves are not adequate to cover these claims, it could have a material adverse effect on our business, results of operations, financial condition and ability to satisfy our obligations under our indebtedness. See “Business— Legal proceedings” in Exhibit 99.2 to this report.

Media coverage critical of us or our industry may harm our results.

Media coverage of the industry, including operators of facilities and programs for individuals with mental retardation and other developmental disabilities, has, from time to time, included reports critical of the current trend toward privatization and of the operation of certain of these facilities and programs. Adverse media coverage about providers of these services in general, and us in particular, could lead to increased regulatory scrutiny in some areas, and could adversely affect our revenues and profitability by, among other things, adversely affecting our ability to obtain or retain contracts, discouraging government agencies from privatizing facilities and programs, increasing regulation and resulting compliance costs, or discouraging clients from using our services.

Our facility and program expenses fluctuate.

Our facility and program expenses may also fluctuate from period to period, due in large part to changes in labor costs and insurance costs. Labor costs are affected by a number of factors, including the availability of qualified personnel, effective management of our programs, changes in service models, state budgetary pressures, severity of weather and other natural disasters. Our annual insurance costs and self-insured retention limits can rise due to developments in the insurance market or our claims history. Significant fluctuations in our facility and program expenses may adversely affect our business, results of operations and financial condition.

Our quarterly operating results may fluctuate significantly.

Our revenues and net income may fluctuate from quarter to quarter, in part because annual Medicaid rate adjustments may be announced by the various states at different times of the year and are usually retroactive to the beginning of the particular state’s fiscal reporting period. Generally, future adjustments in reimbursement rates in most states will consist primarily of cost-of-living adjustments, adjustments based upon reported historical costs of operations, or other negotiated changes in rates. However, many states in which we operate are experiencing budgetary pressures and certain of these states, from time to time, have initiated service reductions, or rate freezes and/or rate reductions. Some reimbursement rate increases must be paid to our direct care staff in the form of wage pass-throughs. Additionally, some states have, from time to time, revised their rate-setting methodologies, which has resulted in rate decreases as well as rate increases. See “Management’s discussion and analysis of financial condition and results of operations” in Exhibit 99.1 to this report.

Our inability to renew our existing contracts with governmental agencies and to obtain additional contracts would adversely affect our revenues.

Our Job Corps contracts are re-bid, regardless of operating performance, at least every five years. We may not be successful in bidding for contracts to operate, or to continue operating, Job Corps centers. Changes in the market for services and contracts, including increasing competition, transition costs or costs to implement awarded contracts, could adversely affect the timing and/or viability of future development activities. Additionally, many of our contracts are subject to state or federal government procurement rules and procedures; changes in procurement policies that may be adopted by one or more of these agencies could also adversely affect our ability to obtain and retain these contracts.

If downsizing, privatization and consolidation in our industry do not continue, our business may not continue to grow.

The maintenance and expansion of our operations depend on the continuation of trends toward downsizing, privatization and consolidation, and our ability to tailor our services to meet the specific needs of the populations we serve. Our success in a changing operational environment is subject to a variety of political, economic, social and legal pressures, virtually all of which are beyond our control. Such pressures include a desire of governmental agencies to reduce costs and increase levels of services; federal, state and local budgetary constraints; political pressure from unions opposed to privatization or for-profit service providers; and actions brought by advocacy groups and the courts to change existing service delivery systems. Material changes resulting from these trends and pressures could adversely affect the demand for and reimbursement of our services and our operating flexibility, and ultimately our revenues and profitability.

If we fail to establish and maintain relationships with officials of government agencies, we may not be able to successfully procure or retain government-sponsored contracts, which could negatively impact our revenues.

To facilitate our ability to procure or retain government-sponsored contracts, we rely in part on establishing and maintaining relationships with officials of various government agencies. These relationships enable us to maintain and renew existing contracts and obtain new contracts and referrals. These relationships also enable us to provide informal input and advice to the government agencies prior to the development of a “request for proposal” or program for privatization of social services and enhance our chances of procuring contracts with these payors. The effectiveness of our relationships may be reduced or eliminated with changes in the personnel holding various government offices or staff positions. We also may lose key personnel who have these relationships. Any failure to establish, maintain or manage relationships with government and agency personnel may hinder our ability to procure or retain government-sponsored contracts. See “Business—Contracts” in Exhibit 99.2 to this report.

Events that harm our reputation with governmental agencies and advocacy groups could reduce our revenues and operating results.

Our success in obtaining new contracts and renewals of our existing contracts depends upon maintaining our reputation as a quality service provider among governmental authorities, advocacy groups for individuals with developmental disabilities and their families, and the public. We also rely on government entities to refer clients to our facilities and programs. Negative publicity, changes in public perception, the actions of consumers under our care or investigations with respect to our industry, operations or policies could increase government scrutiny, increase compliance costs, hinder our ability to obtain or retain contracts, reduce referrals, discourage privatization of facilities and programs, and discourage clients from using our services. Any of these events could have a material adverse effect on our business, results of operations, financial condition or ability to satisfy our obligations under our indebtedness.

A loss of our status as a licensed service provider in any jurisdiction could result in the termination of existing services and our inability to market our services in that jurisdiction.

We operate in numerous jurisdictions and are required to maintain licenses and certifications in order to conduct our operations in each of them. Each state and county has its own regulations, which can be complicated, and each of our service lines can be regulated differently within a particular jurisdiction. As a result, maintaining the necessary licenses and certifications to conduct our operations can be cumbersome. Our licenses and certifications could be suspended, revoked or terminated for a number of reasons, including: the failure by some of our facilities or employees to properly care for clients; the failure to submit proper documentation to the government agency, including documentation supporting reimbursements for costs; the failure by our programs to abide by the applicable regulations relating to the provisions of human services; or the failure of our facilities to abide by the applicable building, health and safety codes and ordinances. We have had some of our licenses or certifications temporarily suspended in the past. If we lost our status as a licensed provider of human services in any jurisdiction or any other required certification, we would be unable to market our services in that jurisdiction, and the contracts under which we provide services in that jurisdiction could be subject to termination. Moreover, such an event could constitute a violation of provisions of contracts in other jurisdictions, resulting in other contract terminations. Any of these events could have a material adverse effect on our operations.

Expenses incurred under government contracts are subject to scrutiny.

We derive virtually all of our revenues from state and local government agencies, and a substantial portion of these revenues are state-funded with federal Medicaid matching dollars. As a result of our participation in these government funded programs, we are often subject to governmental reviews, audits and investigations to verify our compliance with applicable laws and regulations. As a result of these reviews, audits and investigations, these government payors may be entitled to, in their discretion:

•	terminate or modify our existing contracts;

•	suspend or prevent us from receiving new contracts or extending existing contracts because of violations or suspected violations of procurement laws or regulations;

•	impose fines, penalties or other sanctions on us;

•	reduce the amount we are paid under our existing contracts; and/or

•	require us to refund amounts we have previously been paid.

In some states, we operate on a cost reimbursement model in which revenues are recognized at the time costs are incurred. In these states, payors audit our historical costs on a regular basis, and if it is determined that we do not have enough costs to justify our rates, our rates may be reduced, or we may be required to retroactively return fees paid to us. We cannot assure you that our rates will be maintained, or that we will be able to keep all payments made to us until an audit of the relevant period is complete.

Our revenue growth has been related to increases in the number of individuals served in each of our operating segments.

Our historical growth in revenues has been directly related to increases in the number of individuals served in each of our operating segments. This growth has depended largely upon development-driven activities, including the acquisitions of other businesses or facilities, the acquisition of management contract rights to operate facilities, the award of contracts to open new facilities or start new operations or to assume management of facilities previously operated by governmental agencies or other organizations, and the extension or renewal of contracts previously awarded to us. Our future revenues will depend primarily upon our ability to maintain, expand and renew existing service contracts and leases, and to a lesser extent upon our ability to obtain additional contracts to provide services to the special needs populations we serve, through awards in response to requests for proposals for new programs, in connection with facilities being privatized by governmental agencies, or by selected acquisitions.

We depend upon the continued services of certain members of our senior management team, without whom our business operations would be significantly disrupted.

Our success depends, in part, on the continued contributions of our executive officers and other key employees. Our management team has significant industry experience and would be difficult to replace. If we lose or suffer an extended interruption in the service of one or more of our senior officers, our financial condition and operating results could be adversely affected. Moreover, the market for qualified individuals is highly competitive and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise.

Much of our revenue is derived from state and local government and government procedures can be complex.

Government reimbursement, group home credentialing and client Medicaid eligibility and service authorization procedures are often complicated and burdensome, and delays can result from, among other reasons, difficulties in timely securing documentation and coordinating necessary eligibility paperwork between agencies. These reimbursement and procedural issues occasionally cause us to have to resubmit claims several times before payment is remitted and are primarily responsible for our aged receivables. Changes in the manner in which state agencies interpret program policies and procedures, and review and audit billings and costs could also affect our business, results of operations, financial condition and our ability to meet obligations under our indebtedness. See “Business—Government regulation and reimbursement” in Exhibit 99.2 to this report.

If we cannot maintain our controls and procedures for managing our billing and collecting, our business, results of operations, financial condition and ability to satisfy our obligations under our indebtedness could be adversely affected.

The collection of accounts receivable is a significant management challenge and requires continual focus. The limitations of some state information systems and procedures, such as the ability to obtain timely documentation or disperse funds electronically, may limit the benefits we derive from our automated billing and collection system. We must maintain our controls and procedures for managing our billing and collection activities if we are to collect our accounts receivable on a timely basis. An inability to do so could adversely affect our business, results of operations, financial condition and ability to satisfy our obligations under our indebtedness.

We may not be able to generate sufficient cash flows to meet our debt service obligations including the notes.

Our ability to generate sufficient cash flows from operations to make scheduled payments on our debt obligations and maintain compliance with various financial covenants contained in our debt arrangements will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. If we do not generate sufficient cash flows from operations to satisfy our debt obligations and maintain covenant compliance, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We can provide no assurance that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to generate sufficient cash flows to satisfy our debt obligations, maintain covenant compliance or refinance our obligations on commercially reasonable terms would have a material adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations under our indebtedness.

We will have a significant amount of debt, which could adversely affect our business, financial condition and results of operations and could prevent us from fulfilling our obligations under the notes.

At June 30, 2005, our total long-term debt (including current maturities), after giving effect to this offering and the application of the net proceeds from this offering, accounted for approximately 36% of our total capitalization. In addition, subject to restrictions in the indenture covering these notes, we may incur additional indebtedness.

Our level of indebtedness could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations under the notes or other indebtedness, which could result in an event of default under the notes or our other debt;

•	requiring us to dedicate a substantial portion of our cash flow from operations to make required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate purposes;

•	limiting our ability to obtain additional financing in the future;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	impairing our ability to withstand a downturn in our business or in the economy generally; and

•	placing us at a competitive disadvantage against other less leveraged competitors.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition and results of operations, as well as our ability to satisfy our obligations under the notes.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

We, our subsidiary guarantors, and any of our future subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us from doing so and all of such debt may be senior to the notes and any guarantees. If we incur any additional indebtedness, including trade payables, that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. Additionally, our amended and restated senior credit facility is expected to provide commitments of $175 million, which can be increased to $225 million at our option. All of those borrowings would be secured indebtedness. If new debt is added to our current debt levels, the related risks that we and any subsidiary guarantors face could intensify. Any subsidiaries that guarantee the notes will also be guarantors under our amended and restated senior credit facility.

We operate in a highly competitive industry, which can adversely affect our results.

We compete with other for-profit companies, not-for-profit entities, and governmental agencies for contracts. Competitive factors may favor other providers, thereby reducing our success in obtaining contracts, which in turn would hinder our growth. Non-profit providers may be affiliated with advocacy groups, health organizations, or religious organizations who have substantial influence with legislators and government agencies. States may give preferences to non-profit organizations in awarding contracts. Non-profit providers also may have access to government subsidies, foundation grants, tax deductible contributions and other financial resources not available to us. Governmental agencies and non-profit providers may be subject to limits on liability that do not apply to us. In some markets, smaller local companies may have a better understanding of local conditions and may have more political and public influence than we do. The competitive advantages enjoyed by other providers may decrease our ability to procure contracts and limit our revenues. Increased competition may also result in pricing pressures, loss of or failure to gain market share or loss of clients or payors, any of which could harm our business. See “Business—Competition” in Exhibit 99.2 to this report.

We have a large equity holder, which may exercise significant influence on our business.

Onex Corporation (Onex) owns approximately 27% of the equity of our company. Circumstances may occur in which the interests of Onex could conflict with the interests of the holders of the notes. In addition, Onex may have an interest in pursuing different transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to the holders of the notes.

Risks relating to this offering

The notes are effectively subordinated to our secured indebtedness and structurally subordinated to the liabilities of some of our subsidiaries.

The notes will be our unsecured obligations and will be effectively subordinated to our secured indebtedness. Upon consummation of this offering, we expect to enter into a $175 million amended and restated senior credit facility, which can be increased to $225 million at our option, subject to certain conditions and which will be secured by a lien on all of our assets and will mature in five years. We do not expect to draw on the amended and restated senior credit facility at the closing of this offering. As a result of the subordination of the notes offered hereby to our secured indebtedness, if we or a subsidiary guarantor are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding or upon a default in payment on, or the acceleration of, any indebtedness under our amended and restated senior credit facility or other secured indebtedness, our assets and those of the subsidiary guarantors that secure indebtedness will be available to pay obligations on the notes only after all indebtedness under the amended and restated senior credit facility and other secured indebtedness have been paid in full from those assets. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes will also be structurally subordinated to all existing and future obligations, including indebtedness, of our subsidiaries that do not guarantee the notes, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries.

The restrictions imposed by our debt agreements may limit our ability to operate our business.

The indenture governing the notes will contain various covenants that will prohibit us from prepaying certain of our other indebtedness, require us to comply with specified financial ratios and tests, and restrict our ability to:

•	incur or assume additional indebtedness or issue preferred or redeemable stock;

•	pay dividends and make other distributions;

•	enter into certain mergers or consolidations;

•	prepay, redeem or repurchase debt;

•	enter into sale and leaseback transactions;

•	make loans, investments and capital expenditures;

•	enter into agreements that restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	enter into new lines of business;

•	enter into transactions with affiliates;

•	create liens; and

•	sell and otherwise dispose of assets.

Our amended and restated senior credit facility also includes restrictive covenants and requires us to maintain specified financial ratios and tests. We cannot assure you that these restrictions will not adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. We also cannot assure you that we will be able to continue to comply with these covenants and ratios. If we commit a breach of any of these covenants, ratios or tests, we could be in default under one or more of the agreements governing our indebtedness, including our amended and restated senior credit facility and/or the notes, which could require us to immediately pay all amounts outstanding under those agreements or prohibit us from making draws on our amended and restated senior credit facility. If we were unable to repay our indebtedness, the lenders under our amended and restated senior credit facility could proceed against the collateral granted to them to secure that indebtedness. If payments of our outstanding indebtedness were to be accelerated, we cannot assure you that our assets would be sufficient to repay any amounts outstanding under our amended and restated senior credit facility and our other indebtedness, including the notes. We will be pledging all of our assets as collateral under our amended and restated senior credit facility.

We may be unable to raise funds necessary to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. However, we cannot assure you that we will have sufficient funds available at the time of a change of control to make the required repurchases or that restrictions in our amended and restated senior credit facility or other future senior indebtedness will allow us to make these required repurchases. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our amended and restated senior credit facility. Our failure to make the change of control offer or to pay the change of control purchase price when due would result in a default under the indenture governing the notes and a cross-default under our amended and restated senior credit facility. Our amended and restated senior credit facility also provides that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the notes. Any of our future debt agreements may contain similar provisions. In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transactions, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a change of control as defined in the indenture that would trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a change of control as defined in the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We do not intend to have the notes or any exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems, although we expect that they will be eligible for trading in the PORTALSM Market. The initial purchasers have advised us that they intend to make a market in the notes, and the exchange notes, if issued, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the notes or the exchange notes, and they may discontinue their market-making activities at any time without notice. In addition, such market-making activity may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes or the exchange notes. The liquidity of any market for the notes or the exchange notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes or exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes or exchange notes at a particular time or that the price that you receive when you sell will be favorable.

There are restrictions on your ability to transfer or resell the notes without registration under applicable securities laws.

The notes are being offered and sold pursuant to an exemption from registration under United States and applicable state securities laws. Therefore, you may transfer or resell the notes in the United States only in a transaction registered under or exempt from the registration requirements of the United States and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time.

Under the registration rights agreement, we have agreed to file the exchange offer registration statement with the SEC and to use our reasonable best efforts to cause such registration statement to become effective with respect to the exchange notes. The SEC, however, has broad discretion to declare any registration statement effective and may delay, defer or suspend the effectiveness of any registration statement for a variety of reasons. If issued under an effective registration statement, the exchange notes generally may be resold or otherwise transferred (subject to restrictions described under “Transfer restrictions”) by each holder of the exchange notes with no need for further registration. However, the exchange notes will constitute a new issue of securities with no established trading market. We cannot assure you that there will be an active trading market for the exchange notes, or, in the case of non-exchanging holders of the notes, the trading market for the notes following the exchange offer.

Federal and state statutes allow courts, under specific circumstances, to void the notes and guarantees and require noteholders to return payments received from guarantors.

Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, the issuance of the notes or a subsidiary guarantee could be considered a fraudulent conveyance if, among other things, our company or any subsidiary guarantor, at the time it incurred the indebtedness evidenced by the notes or its subsidiary guarantee:

•	received or receives less than reasonably equivalent value or fair consideration for incurring such indebtedness; and

•	was or is insolvent or rendered insolvent by reason of such occurrence; or

•	was or is engaged in a business or transaction for which the assets remaining with our company or such guarantor constituted unreasonably small capital; or

•	intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, the payment of interest and principal by us pursuant to the notes or the payment of amounts by a guarantor pursuant to a subsidiary guarantee could be voided and required to be returned to the individual making such payment, or to a fund for the benefit of our creditors or such guarantor, as the case may be.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, our company or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all its assets at a fair valuation;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or a subsidiary guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such subsidiary guarantee or further subordinate the notes or such subsidiary guarantee to presently existing and future indebtedness of ours or such subsidiary guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such subsidiary guarantee. If a finding of fraudulent conveyance occurs, you may not receive any repayment on the notes.

If the subsidiary guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. A court could thus void the obligations under the subsidiary guarantees, subordinate them to the applicable subsidiary guarantor’s other debt or take other action detrimental to the holders of the notes. If a subsidiary guarantor’s obligations were voided or held unenforceable for any other reason, the holders of the notes would not have any claim against that subsidiary and would be creditors solely of us and any other subsidiary guarantors whose guarantees are not held unenforceable.